On April 27, 2023, The Interpublic Group of Companies, Inc. held a conference call to discuss its first-quarter 2023 results. CALL PARTICIPANTS IPG PARTICIPANTS Philippe Krakowsky Chief Executive Officer Ellen Johnson Executive Vice President, Chief Financial Officer Jerry Leshne Senior Vice President, Investor Relations ANALYST PARTICIPANTS Steven Cahall Wells Fargo David Karnovsky J.P.Morgan Tim Nollen Macquarie Michael Nathanson MoffettNathanson Lina Ghayor BNP Paribas Exane Julien Roch Barclays Cameron McVeigh Morgan Stanley

2 COMPANY PRESENTATION AND REMARKS Operator: Good morning, and welcome to the Interpublic Group first-quarter 2023 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Jerry Leshne, Senior Vice President, Investor Relations: Good morning. Thank you for joining us. This morning, we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO. We have posted our earnings release and our slide presentation on our website, interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern. During this call we will refer to forward-looking statements about our Company. These are subject to the uncertainties and the cautionary statement that is included in our earnings release and the slide presentation. These are further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance. At this point, it is my pleasure to turn things over to Philippe Krakowsky. Philippe Krakowsky, Chief Executive Officer Thank you, Jerry, and good morning. As usual, I’ll begin our call with an overview of our performance in the quarter. Ellen will then provide additional detail. I’ll conclude with updates on highlights at our agencies, to be followed by your Q&A. To start at the top with revenue, the organic change of our revenue before billable expenses was a decrease of 20 basis points, against last year’s very strong first-quarter organic growth of 11.5%. That performance is consistent with our internal forecast, not only for IPG as a whole, but across our operating segments and at the individual agency level. Back in February, we called out for you the puts and takes specific to our diverse portfolio of services, and within client sectors, which would be impacting our results during the first half of this year. So it’s fair to say the year is tracking as we expected. In keeping with our typical calendar, we recently refreshed our outlook with our

3 operators, and we remain comfortable at the mid-point of the growth range we shared with you on our February call, which is 2 to 4% organic revenue growth for the full year. Specifically, during the first quarter, the services and sectors that have led our substantial multiyear growth, notably media and healthcare, continued to perform strongly. Our experiential and public relations businesses also continued their growth into the new year. It’s also worth calling out that we have continued to win some of the largest competitive new account opportunities in market so far this year. These wins encompass a diverse set of client sectors, including financial services, pharma and autos, and as they come onstream, they’ll build on the large client win in the retail sector which closed out last year. Taken together, and given the advanced client briefs increasingly in play, new account activity further demonstrates our role in the business transformation agendas of the world’s most sophisticated marketers. As we’ve called out in our recent conversations with you, the performance of our digital specialist agencies continued to weigh on growth in the first quarter. The transformation underway at those businesses does continue to progress, and we will begin to cycle their revenue decreases in our third quarter. You’ll also recall that, in our most recent call, we underscored the evolving impact of a more challenging environment specific to the technology sector, which is one of our largest client sectors. We’ve all seen it in the headlines, most prominently with respect to employment in technology. That austerity and cost focus did continue to weigh on our revenue results in the first quarter. Notwithstanding that impact, and a macro that, since the beginning of Q4 last year, has been somewhat more cautious, it’s notable that six of our eight client sectors grew in the quarter, on top of very strong performance a year ago. We were led by growth in our “Other” sector of diversified industrials and government clients, with growth in consumer goods, financial services, auto, healthcare and food & beverage. As discussed, our tech & telecom sector decreased in the quarter, as did, to a much lesser degree, retail. Both were comping against double-digit gains a year ago. Regionally, the U.S. decreased 90 basis points organically in the quarter. And this is largely the result of the agency- and sector-specific challenges that we’ve just called out and came against 12% growth in Q1 of 2022. Our international markets grew 1.2% organically on top of 10% growth a year ago. In terms of our segments, each was cycling double-digit growth a year ago. Our Media, Data & Engagement Solutions segment decreased 70 basis points organically in the quarter. Strong growth in our media offerings was offset by the underperformance at the digital specialty agencies. Our segment of Integrated Advertising & Creativity Led Solutions decreased 90 basis points organically. And there we were again paced by growth at IPG Health, while the

4 decreases in the technology & telecom sector weighed on overall segment performance. In Specialized Communications & Experiential Solutions, we grew 3.3% organically, highlighted by increases across our experiential and public relations offerings. As we navigate the near term, our team has demonstrated over a period of many years that we have the financial and management talent, tools and business model to successfully manage margin in a range of business environments. Q1 adjusted EBITA margin was 9.7%, in our smallest seasonal quarter. And that result compares favorably to our pre-pandemic first quarter 2019 margin of approximately 5%, which means we are seeing both structural efficiencies and meaningful leverage on our growth over the last several years. As expected, margin decreased from a year ago, when expenses for travel & entertainment were still unusually low due to the impact of the pandemic, as well as additions to headcount, which had lagged the robust growth environment. We are effectively managing our flexible operating model. This is clear in our expenses for temporary labor, performance-based incentive compensation and SG&A. Each was notably lower than a year ago. Our expense for severance was also elevated in this year’s first quarter, and we will begin to see the benefit to margin of those actions going forward. Further, we continue to see the impact from actions that we’ve taken over the last few years on our real estate portfolio, where we’ve reduced occupied square footage by approximately 30%. As with the top-line target, we remain committed to our margin target for the year of 16.7%. Diluted earnings per share in the quarter was $0.33 as reported and was $0.38 as adjusted for intangibles amortization and other items. During the quarter, we repurchased 2.2 million shares, using $78 million. In February, our Board authorized another $350 million share repurchase program and increased our common share dividend by 7%. Our ability to create marketing and media solutions that bring together creativity, technology and data at scale is responsive to the evolving needs of marketers for more advanced and integrated services. We’re consistently bringing together our differentiated resources to deliver precise, accountable and audience-led thinking and solutions. The current macro may be creating a moment in which, for certain clients, efficiency is prevailing at the expense of increasing effectiveness in order to power business growth. But in the mid and longer term, we remain confident that the fundamental drivers of value for our clients, employees, shareholders and the communities in which we operate remain strong at Interpublic. At this point, it seems appropriate to hand the call over to Ellen for a more detailed review of our results.

5 Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you. I hope that everyone is well. As a reminder, my remarks will track to the presentation slides that accompany our webcast. Beginning with the highlights on slide 2 of the presentation, our first-quarter revenue before billable expenses, or net revenue, decreased 2.3% from a year ago, with an organic decrease of 20 basis points. Our organic net revenue decrease was 90 basis points in the U.S., which was partially offset by organic growth in our international markets of 1.2%. First-quarter adjusted EBITA, before a small restructuring adjustment, was $210.8 million, and margin was 9.7%. Diluted earnings per share was $0.33 as reported and $0.38 as adjusted. The adjustments exclude the after-tax impacts of the amortization of acquired intangibles, the small adjustment to our previous restructuring actions and non-operating losses on the sales of certain small, nonstrategic businesses. We repurchased 2.2 million shares during the quarter for $78 million. Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Turning to the first quarter revenue in more detail, on slide 4:  Our net revenue in the quarter was $2.18 billion.  Compared to Q1-22, the impact of the change in exchange rates was negative 2.3%, with the dollar stronger against currencies in nearly all of our international markets.  Net acquisitions added 20 basis points.  Our organic decrease of revenue before billable expenses was $4 million, or 20 basis points. At the bottom of this slide, we break out segment revenue. Our Media, Data & Engagement Solutions segment decreased 70 basis points organically, against double-digit growth a year ago. Strong growth at our media businesses was offset by decreases elsewhere in the segment. As we have previously noted, our digital specialist agencies are in the process of transforming their business models, and their performance weighed significantly on the overall segment growth at approximately the same level as in Q4. Our Integrated Advertising & Creativity Led Solutions segment decreased organically by 90 basis points, against double-digit growth a year ago. Growth at IPG Health was offset by decreases at certain of our other creativity-led integrated agencies.

6 At our Specialized Communications & Experiential Solutions segment, organic growth was 3.3%. We grew across our public relations and experiential offerings, on top of double-digit growth in the first quarter of last year. Moving on to slide 5, our organic net revenue growth by region:  In the U.S., which comprised 68% of our revenue before billable expenses in the quarter, our organic decrease was 90 basis points, against 12.2% growth a year ago. Our growth at Mediabrands, IPG Health and our public relations agencies was offset by decreases at our specialty digital offerings and at certain of our other agencies, mainly as a result of declines in the tech sector.  International markets were 32% of our net revenue in the quarter and increased 1.2% organically, on top of 10.2% growth last year. o The U.K. increased 2.9% organically. We were led by strong increases at our media and experiential offerings and at McCann. o Continental Europe decreased 4.0% organically in the quarter. Growth in Spain and Portugal was more than offset by decreases in Germany and France. o AsiaPac decreased 2.6% organically. Japan, China and India were all lower, while Australia and New Zealand increased. o Our organic growth in LatAm was 3.9% and was led by strong growth in media. We saw increases across all of our national markets. o Our Other Markets group, which is Canada, the Middle East and Africa, grew 9.3%, on top of 19.9% a year ago, with notably strong growth continuing in the Middle East. Moving on to slide 6 and operating expenses in the quarter. Our net operating expenses, which exclude billable expenses, the amortization of acquired intangibles and the restructuring adjustment, increased only 60 basis points from a year ago. The result was our margin of adjusted EBITA was 9.7%. As expected, our margin decreased from 12.3% a year ago, when headcount and T&E expenses were lower due to the pandemic. That 9.7% result represents a significant increase from the pre-pandemic first quarter of 2019, when margins were approximately 5%. As you can see on this slide, our ratio of total salaries & related expense as a percentage of net revenue was 72.5%, compared with 70.2% a year ago. Again, all of these ratios are against our smallest quarterly net revenue base of the year. Underneath that SRS result, we de-levered on our expense for base payroll, benefits & tax due to hiring over the course of the past year. Our average headcount increased 3.8% from the first quarter of last year to support our organic growth of 4.3% over the trailing twelve-month period. Our expense for performance-based incentive compensation decreased from a year ago, from 4.0% to 2.5% of net revenue. The decrease reflects our slower start to the year.

7 Severance expense was 1.5% of net revenue, compared with 50 basis points a year ago. As we continue to evolve the portfolio and transform our businesses, we expect severance will remain elevated in our second quarter and that we will increasingly see the benefits of these actions on margins as we move forward through the year. Temporary labor expense was 3.4% of net revenue, compared with 4.8% in Q1-22, which is consistent with its role as a variable and a flexible expense when revenue slows. Each of these ratios is in the appendix on slide 22. Also on this slide, our office and other direct expense was 15.2% of net revenue, compared with 14.5% in Q1-22. Underneath that, we continued to leverage our expense for occupancy, which was 4.9% of net revenue, compared with 5.1% a year ago. All other office and other direct expense was 10.3% of net revenue, compared with 9.4% in Q1-22, which reflects the return of certain variable expenses, most notably higher T&E and meetings, compared to a year ago. Our SG&A expense was 60 basis points of net revenue, a decrease of 30 basis points from a year ago. On slide 7 we present details on adjustments to our reported first-quarter results in order to provide better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS.  Our expense for the amortization of acquired intangibles, in the second column, was $20.9 million.  The restructuring charges were $1.6 million, which were small adjustments in the quarter related to previous restructuring actions.  Below operating expenses, in column 4, we had a pre-tax loss in the quarter of $4.2 million in other expenses, due to the disposition of a few small, nonstrategic businesses.  At the foot of this slide, we present the after-tax impact per diluted share of each of these adjustments, which bridges our diluted EPS as reported at $0.33 to adjusted earnings of $0.38 per diluted share. On slide 8 we turn to cash flow in the quarter.  Cash used in operations was $547.6 million, compared with $633.6 million a year ago. As a reminder, our operating cash flow is highly seasonal. We typically generate significant cash from working capital in the fourth quarter and use cash in the first quarter. During this year’s first quarter, our working capital use was $695 million, and that follows our fourth quarter of last year, when we generated $851 million from working capital. The net of the two is $156 million of cash generated from working capital, which is squarely in the range of our recent history. It’s worth noting that cash from operations before working capital changes was $148 million in the quarter.

8  In our investing activities, we used $34.7 million in the quarter, mainly for cap- ex.  Our financing activities in the quarter used $274.3 million, primarily for our common stock dividend, share repurchases and taxes withheld in our performance-based incentive compensation.  Our net decrease in cash for the quarter was $866.3 million, which is comparable to the first quarter a year ago. Slide 9 is the current portion of our balance sheet. We ended the quarter with $1.68 billion of cash and equivalents. Slide 10 depicts the maturities of our outstanding debt. As you can see on this schedule, total debt at quarter end was $2.9 billion. Our next maturity is April 2024 for only $250 million. Thereafter, our next maturity is not until 2028. In summary, on slide 11, our teams are focused on executing at a high level and, importantly, we are on-track to deliver on our expectations for the year. I would like to express our pride in and gratitude for the efforts of our people. The strength of our balance sheet and liquidity mean that we remain well-positioned both financially and commercially. And with that, I’ll turn it back to Philippe. Mr. Krakowsky: Thanks, Ellen. The results we are reporting today, as you heard, are in line with what we had forecast coming into the year for the first quarter and consistent with the phasing of our full- year plans. That said, our top-line performance in the quarter is not in keeping with our long-term track record or the growth we are collectively striving to achieve. As mentioned earlier, during the quarter we won several of the highest profile and largest reviews in the industry. And these wins encompass a diverse set of client sectors and demonstrate our key role in the business transformation journeys of marketers in a number of sectors across the economy. They will also increasingly benefit our growth as we move further into the year. We continue to invest in our emerging technology capabilities as well as expertise across the Group and with external partners, with a focus on areas including Web 3.0 and artificial intelligence. We also recently launched a pilot program during the quarter with D-Wave, a quantum computing pioneer, to build advertising optimization equations based on our existing data sets, focusing first on an engagement with one of our top-20 clients. When it comes to AI and machine learning, IPG has been investing in this area for some time. Reprise Media, our network that specializes in search marketing and retail media marketplaces, onboarded a Chief AI Officer over two years ago, just as MRM was

9 adding a Global Head of AI & Behavioral Sciences. Acxiom has also been a long-time user of AI in their data analytics practice to improve how companies reach consumers. All three of these entities sit on our AI Steering Committee, which recently launched a number of incubators and labs that leverage our enterprise agreements with a range of large technology partners. Turning to specific highlights from the quarter at the agency level, at our Media, Data & Engagement Solutions segment, we continued to see strong growth and industry recognition for our media operations. Notably, IPG Mediabrands was named the new media AOR and marketing transformation partner for GEICO in a highly competitive industry-wide review. Initiative’s continued outstanding performance was recognized by both Adweek, which named it Global Media Agency of the Year, and Ad Age, where Initiative was A-List Media Agency of the Year. At UM, the network welcomed a new global CEO and won multiple honors at the Campaign Global Agency of the Year Awards. Our Mediahub agency, now a part of Mediabrands, was named media AOR for home appliances brand Bosch in Australia and New Zealand and extended its relationship with Royal Caribbean and Celebrity Cruises in the U.K. and Europe. And Mediabhub was also named global media agency of record by ESPRIT. Matterkind’s Outcome Navigator, our proprietary suite of connected solutions for digital media that guarantees outcomes for marketers, was named a winner at the 2023 BIG Innovation Awards presented by the Business Intelligence Group. And Reprise Media, which I mentioned earlier, has been shortlisted in the running to be Campaign’s Global Performance Agency of the Year. Acxiom continues to lean into its strategic partnerships, integrating its ethical data and identity products into cloud solutions, including data clean rooms powered by Snowflake, which allow customers to securely share data sets with partners and platforms to identify high-value audiences and consumers. Since the start of the year, Acxiom has been among Salesforce’s fastest-growing, full-stack marketing partners, and we further expanded the list of leading adtech platforms where marketers can find and activate Acxiom data. During the quarter, we saw our new Salesforce asset, RafterOne, secure new assignments from Motorola in partnership with MRM. Huge has begun to go to market under its new positioning as a consultative, creative growth accelerator. The agency recently launched in Australia and was also recognized by Business Insider as a thought leader in the area of AI. At R/GA, we announced significant C-suite changes. Globally, new business wins included Metagenics and KFC. R/GA has also brought generative AI into its creative work processes, on clients like Verizon, Opendoor and Nike, and released an AI ethics handbook to assist clients in assessing how they will incorporate the technology into their marketing programs. Campaign also named R/GA as Digital Innovation Agency of the Year in the U.K.

10 At our Integrated Advertising & Creativity Led Solutions segment, IPG Health led performance. During the quarter, we saw wins with a number of clients in the growing therapeutic areas of oncology, endocrine, metabolic and cardiovascular disease. The company also made significant leadership appointments, naming a Chief Medical Officer and a Chief Strategy Officer, who will both facilitate even greater interconnectivity across the network, in the service of our health and pharma clients. On prior calls and conversations with you, we’ve mentioned that our media and health offerings leverage IPG’s data spine and our Open Architecture® model. This quarter, IPG Health launched a healthcare-first connected data intelligence platform in the U.S., integrating tools from Acxiom, IPG’s Marketing Intelligence Engine and Mediabrands into their offering. And IPG Health was also named Healthcare Network of the Year by Ad Age, marking the first time a healthcare network has been named to the prestigious A-List. At McCann, wins in the first quarter included premium mattress brand Beautyrest at McCann Detroit and continued growth at McCann Paris’s luxury practice, which recently added the Valentino brand. At FCB, the highlight in the quarter came when the network was appointed Global Agency of Record for Škoda, concluding one of the biggest pitches in Europe. The World Advertising Research Center also named FCB New York as the industry’s #1 most awarded creative agency for effectiveness, and FCB’s “Contract for Change” work — out of the Chicago office, I believe — for Michelob ULTRA was the world’s most-awarded communications campaign for effectiveness. MullenLowe in the U.K. was named Agency of Record for Manpower, and, more recently, the agency was selected by the U.S. Golf Association to help grow the brand and sport. Reflecting an increase in the number of global in-person events, as well as the need for companies to seek out strategic communications advice during periods of economic uncertainty and societal change, our Specialized Communications & Experiential Solutions segment saw good growth during the quarter. Octagon onboarded new brand and talent clients as well as negotiating a historic long- term partnership agreement for Stephen Curry with Under Armour. Additionally, along with the Mediabrands team, Octagon was tapped to serve as the strategic lead for GEICO’s more than 100 sports marketing partnerships with leagues and teams. Weber Shandwick had a solid start to the year. With its multi-stakeholder approach, the firm’s corporate and public affairs capabilities drove growth, as did the health and wellness sectors. The agency won new client partner Case International Harvester, the global agricultural company, and expanded assignments with several large clients, including Mars. Golin saw strong growth in the quarter, driven by the U.K. and North America, where they saw sector strength in consumer marketing and healthcare. A key executive hire

11 included a new health equity lead who will help integrate the agency’s public health, social purpose and sustainability teams. Jack Morton continued to see new client wins with clients like Nike, Riot Games and Novartis. And notable activations in the quarter included largescale client events at March Madness and MLB’s Opening Day. Similarly, Momentum posted growth in the quarter, as it innovated in the ways brands connect with consumers, notably through the use of immersive technologies, including the integration of augmented and mixed reality with live broadcast. This approach helped them win new clients like Purina and General Mills. At the holding company level, we have long been clear that, for IPG, our commitment to ESG is a priority, with five key strategic pillars, including DE&I; climate action; human capital; data ethics and privacy; and responsible media and content. With growing demand for climate action among consumers, and the need for all companies to adapt to changing regulations, particularly in the data space, ESG is a crucial topic, not just for us, but for our clients. On our call in February, we indicated to you that we were entering the year in a net- new-business negative position. In the intervening period, we have successfully neutralized that deficit, and the benefits of those wins will begin to come onstream in the second half of the year. Despite macro uncertainty that’s largely consistent with what we saw in Q4, the tone of the business remains solid, and we should meaningfully cycle issues at certain of our agencies beginning in the third quarter. Industry new-business activity in areas where we are strong, notably media, is picking up and should present further upside opportunities for us. As indicated earlier, we remain comfortable with our growth outlook for the year, along with our expectation for margin expansion. Over time, we have consistently demonstrated that we can expand margins. Our flexible cost model is an important lever not only for improving margins in times of growth, but also to consolidate those gains in the face of downturns in the business environment. Another key area for value creation remains our strong balance sheet and liquidity. And our ongoing commitment to capital returns has been clearly underscored by both our recent dividend increase as well as share repurchases. Our teams remain highly focused on delivering on our targets, by continuing to provide higher-order business solutions to clients, so as to help them drive growth in a digital economy. We thank our partners and our people for their continued support, as well as those of you on this call for your time and interest. And with that, let’s open the floor to questions.

12 QUESTIONS AND ANSWERS Operator: Thank you. . . . Our first question is from Steve Cahall with Wells Fargo. You may go ahead. Steven Cahall, Wells Fargo: Thanks, good morning. So, Philippe, it sounds like the U.S. trend should see sequential improvement throughout the year. I think you’re in your last quarter of cycling off a big loss, and I think you will now be cycling on to some wins. So, first off, is that right, as we think about the trend to organic growth as we move through the year? And then, in the release, you mentioned some of the weakness in the tech sector. I imagine what’s gone on recently in the financial sector probably hasn’t helped. So in your mind, is there any new negatives in your technology exposure, or are the expectations for that vertical kind of unchanged from where you were when you started the year? And then I have a follow-up for Ellen. Philippe Krakowsky, Chief Executive Officer: I think what we’re seeing is consistent with what we shared with you back in February. So I think within tech & telco, it comes down to individual decision making by, actually, a fairly tight number of clients, sort of a handful of clients, that’s specific to either facts and circumstances in their business or clearly the degree to which that sector is being impacted. And then in terms of how we are thinking about how the year phases, it’s definitely the case that we think that the bulk of what we’ve indicated to you — so both the sector and tech & telco — I think it’s probably about a 2% drag on organic growth at the worldwide level in Q1. So, whether it’s that, or whether it’s what’s happening within those two kind of leading-edge digital agencies in the portfolio, that will cycle off starting the beginning of Q3. Mr. Cahall: Great. And then, Ellen, I think salaries were up more than two percentage points as a percentage of revenue in the quarter. Office & direct was up a little bit as well. How are you thinking about the ability to pass through some of the costs or wage inflation through organic growth? Is there any upside to EBITA margin guidance? And is there any more restructuring we should expect this year? Thanks. Ellen Johnson, Executive Vice President, Chief Financial Officer: Good morning. Maybe I’ll start with your last question first. No, we do not plan on any more restructuring.

13 And then working backwards, and inflation. So the vast majority of our clients and contracts do have clauses that allow us to come to the table and have discussions with our clients. But it’s not automatic, and it’s a discussion. And our main objective with our clients, in addition to make sure that we get fairly paid for our services, is really to grow our share of wallet with them. So it’s a conversation, but as we’ve said previously, it hasn’t been a large part of our growth to date or in our forecasts. Really it’s more organic growth with existing clients and our net new business wins. With our — we’re very comfortable with our margin targets for the year. If you look at it, when you look at base salaries, you’re comparing it to a year ago when growth was so strong and our headcount was lagging that growth. You also see higher return-to- office expenses in our numbers this year with T&E and meetings. But, that said, you see us using our variable cost structure and flexing it. You see temp help down; performance-based comp is also lower. So we remain very confident in our margin target for the year. Mr. Cahall: Great. Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. Our next question is from David Karnovsky with J.P.Morgan. You may go ahead. David Karnovsky, J.P.Morgan: Hi. Thank you. Philippe, I wanted to see if you could dig in a bit on the digital specialist agencies R/GA and Huge. We’ve seen some articles in the trades about ongoing restructurings there. So I’m wondering where you think you are in terms of getting these agencies to where they need to be. And would you expect them, longer-term, to return to being growth engines for the Company? Or have some of what were very unique capabilities a few years ago just kind of been adapted by your other networks? Thanks. Philippe Krakowsky, Chief Executive Officer: That’s a fair question. I think it’s clearly in the nature of their offerings, where you have a lot more innovation hanging — sort of taking place. And so, I think that whether it is — it’s funny, because if you really think about it, we’re really seeing the macro in very specific, in few and specific, places. So we’ve seen it impact tech, and then, clearly, these are agencies that — or probably — have greater exposure to that sector than other parts of the portfolio. But I think what you’ve got there is you’ve got two entities with premium positioning. The field has become somewhat more crowded. And then the timing in terms of when they were hitting a cycle at which there needed to be a reinvention happens to be as we’re going through this period where there is some uncertainty.

14 So the thinking is to get them more focused. As I mentioned, you did see news of a leadership change at R/GA. Huge is further along in terms of what the next value proposition is going to be for them. And, essentially, it’s going to market with more of a consultative model where it’s less people and hours and more of a product and solutions approach. So that’s in market now. And then I don’t think that it’s an issue that’s sort of intrinsic to the space. So we do expect them to get back to being growth drivers for us. I think to be a growth leader you increasingly — no matter where you sit in the portfolio — you have to be linked into the data stack, into what we’re doing around precision and accountability. But both of them, I think, have that previous position given the nature of what they do. As we’ve been clear as well, I think that some of those losses, again, where we saw that impact us or begin to impact us, we see that falling off as we start the second-half of the year. Mr. Karnovsky: Okay. And then for Ellen: you had a decent-size reduction in net interest expense for the quarter. Just wanted to see if there is any guidance you can give on how that might progress for the year. Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. Interest income was higher, but that’s really due to the rising interest environment that we’re in and the amount of return we’re able to earn on our cash balances, which we actively manage. So, really, it’s a factor of where interest rates go, but there is nothing that I would highlight other than that. Mr. Karnovsky: Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. The next question is from Tim Nollen with Macquarie. You may go ahead. Tim Nollen, Macquarie: Hi, thanks. Can you hear me okay? Philippe Krakowsky, Chief Executive Officer: Yes. Mr. Nollen: Hi. Philippe, I hope you don’t mind if I push one more time on the tech and the Huge- R/GA question. I just want to see how much the two are related. I went back to my notes from last quarter, and I think you said that those two agencies, Huge and R/GA, were a 1.6% drag on Q4 organic growth. And I think I heard you say just now that tech

15 & telco sectors were a 2% drag worldwide in Q1. I just want to make sure I understand how much is tech & telco and Huge-R/GA related, or are they separate issues? Mr. Krakowsky: When we say tech & telco, we’re talking about the client sector. So that 2% does impact other parts of the portfolio. And that is the organic — the drag to organic growth is that client sector. If we were to quantify the digital specialists in their impact on Q1 to us, I think, either in the U.S. or globally, that was very marginally north of 1%. And there is some overlap there, so both of those combined probably cost us a hair under 3% of organic revenue. So hopefully that helps. Mr. Nollen: Okay, that’s great. I wasn’t even hoping — I wasn’t even thinking I’d get that kind of a number from you. So that’s great. Great to hear. So, separate but related issues. Thanks for that. Could I ask another question on margins? You beat our estimate on operating margin. I think probably ahead of what you were kind of pointing people towards. Was that some real estate savings from the Q4 events that are already working through? And I think you also mentioned on the last call, you still expect to be net hiring in 2023. I wonder if that is still the case. So how do we think about the back half — ? Mr. Krakowsky: I’ll start, and then I’ll pass it over to Ellen. I think what you do see is, you see where we’ve been taking a very large business over time, we’ve been evolving it. We do have disparate results across the portfolio. And so, yes, we’re definitely hiring, because within the number you’ve got, the businesses will segment. We talked about the growth we’re seeing: strong growth with Mediabrands with media and data-informed solutions at healthcare. So you’re seeing that. And then, obviously, you’re seeing the places and the business that we’ve called out for you, where we’ve got some challenges. And some which are probably anywhere in between those. And in terms of margins, I’ll just start by talking about the fact that we’ve been clear with you all about the degree to which the model does flex, and the fact that we’re very focused on and very disciplined about all of the levers and all of the component parts that help us ensure that we’re on top of that. And I think I’ll ask Ellen to then just fill in the specific pieces underneath that. Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. I would just point out that we have expanded our margin 260 basis points over the last several years. So we really have a good sense of on how to do this. You did see that severance was elevated in the quarter. And, as Philippe pointed out, we are hiring where we have growth, but we’re also adjusting the business in places that we do, both for either rightsizing or upscaling talent. We expect that will continue in Q2, but we’ll see the savings from that as we move forward through the year. As you mentioned, we are seeing the savings from the real estate actions as well, as well as using temp help as we should as a lever. So I think all of those things together keep it — make us feel good about our margin targets for the year and our ability to expand them going forward.

16 Mr. Nollen: Great. Thank you, both. Mr. Krakowsky: Thank you. Operator: Thank you. Our next question is from Michael Nathanson with MoffettNathanson. You may go ahead. Michael Nathanson, MoffettNathanson: Thanks. I have a two-parter. First, Ellen — hey, guys — what is in your billable expenses, and why was there such a variability between net and gross revenues? And can you remind me if you take a principal position in media buying? And depending on your answer, I have one for Philippe. Ellen Johnson, Executive Vice President, Chief Financial Officer: So our — it is truly a pass-through expense. And the reason we do net accounting is because there is not a margin in those billable expenses. So it just varies based upon how our clients are spending, and that’s the variability. Mr. Nathanson: Okay. So there’s not a media buying position in there. And, Philippe, I think, in the past you guys have not — Philippe Krakowsky, Chief Executive Officer: Correct. Mr. Nathanson: You’ve been pretty clear, right. So, given that others are now doing it — it looks like with some success — why maintain that posture, when it seems like it’s now more standard? Mr. Krakowsky: It’s interesting, because, in my comments, I talked about the degree to which we might be at a moment in time when efficiency is perhaps trumping effectiveness. And there had really been a focus, and it had clearly worked in our favor for a number of years now, to solutions where that data layer and the ability to be really, really precise, and be smarter, in terms of how you put that investment to work. It’s clearly a fair question, and it’s something that we will look at, because we want to be able to operate in as many modes as possible in order, to your point, to take advantage of whatever at a secular level the marketplace tells us is working. Right? So our model has worked well for us. To your point, something seems to be out there that indicates that you want to be looking at different modalities, and that’s something that we’re leaning into. Mr. Nathanson: Okay, cool. Thanks.

17 Operator: Thank you. The next question is from Lina Ghayor with BNP Paribas. You may go ahead. Lina Ghayor, BNP Paribas Exane: Hi, hello, Philippe, Ellen and Jerry. I hope you’re well. I have three questions on my side. The first one is, can you give us an update on the momentum for Acxiom? The second one is around your investments in headcount for this quarter. And how do you think about staff costs for the rest of the year? Would that be under bonus pool fronts? And lastly, and marginally, how would you qualify your clients’ marketing appetite at the moment? Are there some delayed paying, installation, caution, optimism? But any color will be appreciated. Thank you. Philippe Krakowsky, Chief Executive Officer: Sure. I’m not sure in what order, so, perhaps I’ll start with the first and the last and then pass the question in the middle to Ellen. Acxiom is growing. Acxiom is I think different than the data asset that exists within one of our competitors, because, at least my understanding is that, there is a media component to that, whereas for us, Acxiom is a first-party data management business, and where we plug it into and it works closely with others of our agency businesses, we then see more attractive growth within those businesses. So to the extent that media is our strongest performer — and one can assume that it’s growing well ahead of the overall number for us — we’re seeing Acxiom fuel strong results. Its core business, where it sells these very large software engagements to handle first-party data for clients, those are multi-year contracts. Those take a while to sell in. And that is, to our mind, always going to be a business that has probably mid- to slightly below mid-single-digit growth. That’s really not the purpose of it. It is the engine on which we drive a lot of the others. And then in terms of your question about clients, I think it’s quite consistent with what we shared with you the last time we spoke. So, I think that, at the time, we did say that there was a sense at that point, a palpable sense, that there had been more of a caution, or the clients were looking for a level of flexibility in contingency planning. But I don’t think that there’s really been a change since that time as we go into this point in the year. And the thing that I would also point out, if you try to dimensionalize the macro, is we take you through the client sectors. You can assume that those are probably in the order of the growth at which they are coming in. And we said six of the eight sectors were growing. And I guess if you wanted further quantification, you’ve got three of them at the top end that are growing north of 5%, and three that are growing 3 to 5%. And so the tech & telco is clearly the drain on us, but I don’t think we’re seeing a macro that is dramatically different than what we shared with you when we last spoke. Ellen Johnson, Executive Vice President, Chief Financial Officer: And going to staff cost ratios, we’re starting the year in our seasonally smallest quarter, so staff cost ratios in this quarter are typically high. It is something we have a

18 track record of managing very effectively. We never get ahead of revenue growth in our hiring, and, as you’ve seen, we use temporary labor as a good lever in that as well. And then I’ve also pointed out that severance is high, and will be in this first-half of the year, and we do expect to see savings from that in the back half of the year as well. Ms. Ghayor: Thank you. Operator: Thank you. Our next question is from Julien Roch with Barclays. You may go ahead. Philippe Krakowsky, Chief Executive Officer: Hey, Julien Julien Roch, Barclays: Hi there. Hey, Philippe. Ellen, how are you? Two questions, the first one is, Q1 was light, but you said it’s absolutely fine, it’s all in- line with our phasing. Because 1) we’re going to cycle out Huge and R/GA, and you were kind enough to tell you that the drag was 1% in Q1, and 2) you said that you won quite a few things that will contribute more and more throughout the year. So is it possible to have a number, like for Huge and R/GA, on the new business contribution for the full year, so we can work out the phasing? That’s my first question. And then the second one, lots and lots of comments on AI in many industries, generative AI that is. If you had to say, what would be the potential biggest positive for Interpublic coming from generative AI, and also what could be the biggest potential negative? Thank you. Mr. Krakowsky: I don’t think we’re unique on the latter question. So obviously, when you think about a lot of the modeling work and the analytics work that is taking place in our data business, in our media business, as we mentioned on the prepared remarks, increasingly where our health business is also incorporating that. We’ve been using machine learning for some time there, and so I think there continue to be opportunities there. I think that the commerce space for us is still opportunity. There is a great deal that we can do there. And you saw us towards the end of the year, last year, make an acquisition in that space, you saw us add a leader for that space at the holding company level. So I think that in a number of areas, it’s going to enhance the nature of the services that we provide to clients. And then I think that the question or the challenge is, how do you incorporate it into your processes, and then how do you enhance what you’re doing on the creative side of things by perhaps reinvesting some of the dollars it frees up, because it will doubtless make it possible to do some of the things that we’re doing inside of the creative agencies differently, faster, perhaps more efficiently.

19 And then on the new business question, that would be a tough one because, as I said, the real opportunities in the places where we’re seeing new business come up is either in media, in large integrated opportunities where data and media are important components of our offering. But I don’t think that we are going to start breaking down the new business at the agency level, because I’d rather people spend time actually with clients and focused on growth than that level of performance kind of granularity back to you guys. But it’s not — the fall-off there, the fact that it ends, and we begin to cycle off of that in the third quarter. What is cycling on: we’ve had wins in integrated consumer advertising, work in financial services, in auto, and then we’ve had wins in media, also in financial services and in pharma, but what’s coming in and what’s going out isn’t necessarily the same. Mr. Roch: So maybe I wasn’t clear. I was asking for an indication at the overall company level. Maybe I wasn’t clear, but — Mr. Krakowsky: I mean, as I’ve said, we went into the year net new business with a headwind, and, at this point, we have managed to retire that. And all of — and the wins will start coming onstream shortly, but definitively and stronger in the back half. Mr. Roch: Okay. All right. Thank you very much. Mr. Krakowsky: Thank you. Operator: And our last question comes from Ben Swinburne with Morgan Stanley. You may go ahead. Cameron McVeigh, Morgan Stanley: Hi, this is Cameron McVeigh on for Ben. Good morning. Philippe Krakowsky, Chief Executive Officer: Hey, how are you? Mr. McVeigh: I had a couple. Just on your recent appointment of your Chief Commerce Strategy Officer: I was wondering if you could talk a bit about the retail media opportunity and how your clients are approaching that. And then, secondly, on the M&A environment: curious if your appetite has changed for M&A at all, if there is any specific type of strategic acquisition you guys are focused on in the near term. Thanks. Mr. Krakowsky: Sure. Retail media, definitely a high growth medium. I think it has any number of benefits, whether it’s that it’s closer to where purchases are being made, or that it gives our clients a different tool, so that they’re not as reliant on either the advertising

20 technology ecosystem or so that they’re getting a different first-party dataset with which to enhance their own first-party data. So we continue to see that as an area that has a lot of growth to it. And, as I mentioned, we’ve got a retail media marketplace business inside of Mediabrands at Reprise. But we’re also doing quite a bit of the work that surrounds retail media at a number of our agencies, like at MRM, obviously, RafterOne, which was the acquisition. And I think it is a place where we continue to look. So whether it’s performance media, whether it’s commerce, retail media, those are clearly places where we will continue to look at and for M&A. And then the individual we brought across from Accenture has been spending a lot of time on the ground with operators and thinking about how to align or connect the various component parts we’ve got across the holding company. We’ve got shopper marketing businesses; shoppable commerce happens in the PR space; clearly, media is a part of it. So that’s definitely a place where we believe there’s a lot of opportunity. Operator: Thank you. And that was our last question. I will now turn it back to Philippe for any final thoughts. Philippe Krakowsky, Chief Executive Officer: Well, again, thank you. We appreciate the time. I think I'd say that while our results in Q1are consistent with, as we said to you, our internal forecasts, and we believe ourselves to be on track, I'll just repeat something I said a bit earlier: they're not consistent with our long-term track record of growth or what we're expecting ourselves. So that’s clearly the focus here. Thank you. Operator: Thank you. And this concludes today’s conference. You may disconnect at this time.

21 Cautionary Statement This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements regarding goals, intentions and expectations as to future plans, trends, events, or future results of operations or financial position, constitute forward- looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “intend,” “could,” “would,” “should,” “estimate,” “will likely result” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results and outcomes to differ materially from those reflected in the forward-looking statements. Actual results and outcomes could differ materially for a variety of reasons, including, among others:  the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;  our ability to attract new clients and retain existing clients;  our ability to retain and attract key employees;  the impacts of the COVID-19 pandemic, including potential developments like the emergence of more transmissible or virulent coronavirus variants, and associated mitigation measures, such as restrictions on businesses, social activities and travel, on the economy, our clients and demand for our services;  risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in interest rates, inflation rates and currency exchange rates;  the economic or business impact of military or political conflict in key markets;  risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a challenging economy;  potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;  developments from changes in the regulatory and legal environment for advertising and marketing services companies around the world, including laws and regulations related to data protection and consumer privacy; and  the impact on our operations of general or directed cybersecurity events. Investors should carefully consider the foregoing factors and the other risks and uncertainties that may affect our business, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and our other SEC filings. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any of them in light of new information, future events, or otherwise.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended March 31, 2023				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 188.3	$ (20.9)	$ (1.6)		$ 210.8
Total (Expenses) and Other Income[3]	(22.3)			$ (4.2)	(18.1)
Income Before Income Taxes	**166.0**	**(20.9)**	**(1.6)**	**(4.2)**	**192.7**
Provision for Income Taxes	33.8	4.2	0.3	1.3	39.6
Equity in Net Loss of Unconsolidated Affiliates	(0.1)				(0.1)
Net Income Attributable to Non-controlling Interests	(6.1)				(6.1)
Net Income Available to IPG Common Stockholders	$ 126.0	$ (16.7)	$ (1.3)	$ (2.9)	$ 146.9
Weighted-Average Number of Common Shares Outstanding - Basic	385.8				385.8
Dilutive effect of stock options and restricted shares	1.6				1.6
Weighted-Average Number of Common Shares Outstanding - Diluted	387.4				387.4
Earnings per Share Available to IPG Common Stockholders[4]:					
Basic	$ 0.33	$ (0.04)	$ (0.00)	$ (0.01)	$ 0.38
Diluted	$ 0.33	$ (0.04)	$ (0.00)	$ (0.01)	$ 0.38

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 23.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

22

23 THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED) Three Months Ended March 31, 2023 2022 Revenue Before Billable Expenses $ 2,176.9 $ 2,227.2 Non-GAAP Reconciliation: Net Income Available to IPG Common Stockholders $ 126.0 $ 159.4 Add Back: Provision for Income Taxes 33.8 49.1 Subtract: Total (Expenses) and Other Income (22.3) (35.8) Equity in Net (Loss) Income of Unconsolidated Affiliates (0.1) 0.1 Net Income Attributable to Non-controlling Interests (6.1) (1.5) Operating Income 188.3 245.7 Add Back: Amortization of Acquired Intangibles 20.9 21.3 Adjusted EBITA $ 209.2 $ 267.0 Adjusted EBITA Margin on Revenue before Billable Expenses % 9.6% 12.0 % Restructuring Charges1 1.6 6.6 Adjusted EBITA before Restructuring Charges $ 210.8 $ 273.6 Adjusted EBITA before Restructuring Charges Margin on Revenue before Billable Expenses % 9.7% 12.3% 1 Net restructuring charges were $1.6 million for the first quarter of 2023, which represent adjustments to our 2022 and 2020 restructuring actions. Net restructuring charges of $6.6 million for the first quarter of 2022 represent adjustments to our restructuring actions taken in 2020. Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended March 31, 2022				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 245.7	$ (21.3)	$ (6.6)		$ 273.6
Total (Expenses) and Other Income[4]	(35.8)			$ (6.4)	(29.4)
Income Before Income Taxes	**209.9**	**(21.3)**	**(6.6)**	**(6.4)**	**244.2**
Provision for Income Taxes	49.1	4.2	1.6	0.0	54.9
Equity in Net Income of Unconsolidated Affiliates	0.1				0.1
Net Income Attributable to Non-controlling Interests	(1.5)				(1.5)
Net Income Available to IPG Common Stockholders	$ 159.4	$ (17.1)	$ (5.0)	$ (6.4)	$ 187.9
Weighted-Average Number of Common Shares Outstanding - Basic	394.5				394.5
Dilutive effect of stock options and restricted shares	3.9				3.9
Weighted-Average Number of Common Shares Outstanding - Diluted	398.4				398.4
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 0.40	$ (0.04)	$ (0.01)	$ (0.02)	$ 0.48
Diluted	$ 0.40	$ (0.04)	$ (0.01)	$ (0.02)	$ 0.47

[1] Net restructuring charges of $6.6 million for the first quarter of 2022 represent adjustments to our restructuring actions taken in 2020.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 23.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

24